SHARE PURCHASE
                             Share purchase contract
                                      among

1.   Dr. Ernst Georg Oeser, Kurze Strasse 4, 73092 Heiningen;

2.   Heinz-Jochen Oeser, Herrschaftsstrasse 50, 73087 Boll;

3.   Florian Oeser, Haldenweg 20, 73087 Boll;

4    Jochen Oeser, Herrschaftsstrasse 50, 73087 Boll

                - hereinafter referred to jointly as "Sellers" -

                                       and

5. SESVENNA 19. Vermogensverwaltungs GmbH1, Munich, in the future to be operating as CFC Oeserwerk GmbH, Rigistrasse 20, 73037
     Goppingen

                   - hereinafter referred to as "purchaser" -

                                   as well as

6.   CFC International, Inc., 500 State Street, Chicago Heights, IL 60411,
     USA

                      - hereinafter referred to as "CFC" -



                                 Prefatory Notes

1. SELLERS Florian Oeser and Jochen Oeser are partners with unlimited liability while SELLERS Dr. Ernst Georg Oeser and Heinz-Jochen Oeser are partners with limited liability in the Oeserwerk Ernst Oeser & Sohne KG, domiciled in Goppingen, entered in the Register of Companies at the Civil Court at Goppingen at Roll Number 1400 (hereinafter referred to as the "company").

         The COMPANY operates an enterprise engaged in the manufacture and distribution of films and similar products, of products which result from an advanced development in this field, and of machines which serve to treat or process these products.


2. The COMPANY is in each case the sole partner in the Oeser France SARL and in the Oeser Italia S.r.l. (the "SUBSIDIARIES"). The SUBSIDIARIES and the COMPANY are referred to jointly as the COMPANIES.


3. The COMPANY is the owner of the following pieces of real property (the "Properties") in Caputh:


         a) Plot Nos. 193, 195, 199 and 203 in Plat 1, entered in the Land Register at the Civil Court at Caputh, for Caputh,
                  Sheet 641.;


         b) Plot No. 194 in Plat 1, entered in the Land Register at the Civil Court at Caputh, for Caputh, Sheet 940.


         c) Plot No. 200 in Plat 1 and Plot No. 81 in Plat 10, each entered in the Land Register at the Civil Court at Caputh, for Caputh, Sheet 852.



         In accordance with the wishes of the parties to this contract the Properties are to be withdrawn by the PARTNERS. To this end the Properties were transferred with the document of Notary Public Goser, located in Sussen, dated March 18, 1999, to the Grundstucksgesellschaft Krahenburg-Caputh GmbH & Co. KG.

         Moreover the PARTNERS, also on March 18, 1999, have withdrawn from the COMPANY's assets the claims to restitution for properties situated in the territory demarcated in Article 3 of the German Unification Treaty, doing so with the document of the Notary Public Goser, located in Sussen, transferring these claims to the Grundstucksgesellschaft Krahenburg-Caputh GmbH & Co. KG.


4. All the shares in the PURCHASER are held by the SESVENNA 20. Vermogensverwaltungs GmbH, Munich, to be operating in the future as CFC Oeser Europe GmbH, Goppingen (hereinafter referred to as "CFC EUROPE") this being an indirect subsidiary of CFC. CFC is an enterprise which also engages in the manufacture and sale of films and similar products. CFC desires to manufacture and distribute these products in Europe as well. CFC consequently intends to acquire all the shares in the COMPANY, acting indirectly through the PURCHASER. To this end the parties to the contract agree as follows:


                                    Section 1
                            Ownership of the COMPANY

1. The following persons are today unlimited-liability partners in the COMPANY, holding the following capital shares:

         a)       Mr. Florian Oeser                DM             152,977.00
         b)       Mr. Jochen Oeser                 DM              76,351.00
                                                   -------------------------
         Total of capital shares held by the
         unlimited-liability partners              DM             229,328.00


2. On December 31, 1998, the following persons were limited-liability partners in the COMPANY, holding the following capital shares:


         a)       Dr. Ernst Georg Oeser            DM             448,114.00
         b)       Mr. Heinz-Jochen Oeser           DM           1,011,714.00
         c)       Ms. Ursula Donner-Plenio         DM             575,791.00
         d)       Ms. Rosemarie Eccardt            DM             627,029.00
         e)       Ms. Dr. Helga Geitmann           DM             718,595.00
         f)       Ms. Irmgard Haesler              DM             105,131.00
         g)       Ms. Margret Kullmer              DM             108,294.50
         h)       Ms. Christiane Morel             DM             246,558.00
         i)       Ms. Ingeborg Oeser               DM             238,492.00
         j)       Dr. Henning Oeser                DM             631,704.00
         k)       Ms. Angelika Schnarrenberger     DM             108,294.50
         l)       Ms. Elisabeth Schubert           DM             765,079.00
         m)       Ms. Claire Straass               DM             346,403.00
         n)       Ms. Ruth Vocke                   DM             105,222.00
         o)       Mr. Peter-Christian Eccardt      DM             127,038.00
         p)       Mr. Jens Geitmann                DM             103,665.00
         q)       Ms. Jutta Geitmann-Hampe         DM             103,665.00
         r)       Ms. Veronika Lieckfeld           DM              76,351.00
         s)       Ms. Angelika Mausolff            DM             122,362.00
         t)       Ms. Fredericke Oellbrunner       DM             152,978.00
         u)       Ms. Nicole-Bettina Goldmann      DM              70,119.00
         v)       Ms. Sabine Oeser                 DM              76,351.00
         w)       Mr. Heinz-Werner Schubert        DM             274,813.00
         x)       Mr. Wolff-Dietrich Schubert      DM             274,813.00
         y)       Ms. Stephanie Straass            DM              76,351.00
                                                   -------------------------
         Total of capital shares held by
         the limited-liability partners            DM           7,494,927.00
                                                   =========================


3. After December 31, 1998, Ms. Jutta Geitmann-Hampe assigned her limited-liability share, at a value of DM 103,665.00, to Mr. Jens Geitmann. Ms. Jutta Geitmann-Hampe has thus departed from the COMPANY. The positive balance in her private account, in the amount of DM 3,963.38, has been paid out to her.

4. The unlimited-liability partners in the COMPANY listed at Paragraph 1 and the limited-liability partners in the COMPANY listed in Paragraph 2 are referred to hereinafter jointly as the "PARTNERS."

5. The SELLERS will acquired the shares of all those PARTNERS who are not included among the SELLERS, in each case under the suspensive condition that the purchase price as per Section 3, Paragraph 1, has been paid and the STOCK as per Section 3, Paragraph 2, has been transferred, so that the nominal value of all the PURCHASER's capital shares at the COMPLETION DATE (cf. Section 2, Paragraph 2) will amount to DM 7,724,255.00. The PURCHASER is aware that the capital shares on December 31, 1998, were diminished by losses to a total of DM 6,254,018.00 (in words: six million two hundred fifty four thousand and eighteen Deutschmark).



                                   Section 2
                             Purchase and assignment


1. The SELLERS sell herewith, with economic effect on March 19, 1999, all capital shares in the COMPANY, with a total nominal value of DM 7,724,255.00 (hereinafter referred to as the "shares"). The PURCHASER herewith accepts the sale. Also sold are all credit balances in the partners' accounts on March 19, 1999, and in particular any of the PARTNERS' claims in respect of loans made to the COMPANY, with the exception of the balance in her private account paid out to Ms. Jutta Geitmann-Hampe as per Section 1, Paragraph 3.

2. The SELLERS herewith assign all SHARES, with economic effect on March 19, 1999, to the PURCHASER, who accepts the same. Also assigned at the same time are all credit balances in the partners' accounts on March 19, 1999, and in particular claims in respect of loans made to the COMPANY. The real transfer of title to the SHARES and all credit balances in the partners' accounts on March 19, 1999, with the exception of the item specified in Section 1, Paragraph 3, is subject to the following suspensive conditions:


         a) Payment in full of the purchase price as specified in Section 3, Paragraph 1; b) The transfer of the STOCK and any associated documents as specified in Section 3, Paragraph 2; c) The satisfaction of the PURCHASER's obligations as per Section 4, Paragraphs 2 and 3; d) The acquisition of all SHARES by the SELLERS.

         The day upon which the suspensive conditions listed above at a) to
         d) have been satisfied is referred to hereinafter as the "COMPLETION DATE".


3. The sellers Dr. Ernst Georg Oeser and Florian Oeser undertake to relieve the PURCHASER from the COMPANY's retirement pension obligations vis a vis employees and former employees. If after the present day the PURCHASER or the COMPANY discharges pension obligations in accordance with Clause 1, then the PURCHASER shall be entitled to claim reimbursement for the sellers Dr. Ernst Georg Oeser and Florian Oeser.


4. The SELLERS have by way of the declaration contained in Annex 2.4 waived all claims vis a vis the COMPANY and in particular all claims to retirement benefits and remunerations, to include remunerations for partners' inventions and royalties based on the COMPANY's Articles of Association, including their annexes.


                                    Section 3
                                 Purchase price


1. The total purchase price for the SHARES amounts to DM 6,000,000.00 (in words: six million Deutschmark). It shall be remitted, discharging all indebtedness vis a vis the SELLERS, to the special account "Verkauf Oeserwerk", Account number 222265 at the Deutsche Bank, Goppingen, Routing Transit Number 610 700 78. The claim to the purchase price becomes payable within three banking days after fulfillment of the following prerequisites:


         a) Fulfillment of the obligations as per Section 4, Paragraphs 2 and 3;

         b) Demonstration vis a vis the PURCHASER that the transfer of all SHARES to the SELLERS is satisfied only subject to the suspensive condition that the PURCHASER fulfils its obligation vis a vis the SELLERS to pay the purchase price, including the transfer of stock;

         c) Effective waiver by the SELLERS and all other shareholders to all claims against the COMPANY, to include all claims to pensions, remuneration and royalties based upon the COMPANY's Articles of Incorporation, to include all annexes to the same;

         Crediting to the specified bank account is authoritative in regard to fulfillment. If the PURCHASER is in default of payment, then interest shall be paid on the amount not remitted punctually at a rate 3.5% p.a. above the three-month EURIBOR rate in effect on the date at which the purchase price becomes due.

2.       The PURCHASER shall transfer to the PARTNERS (Section 428, German Civil
         Code), with real effect at the latest ten banking days following the fulfillment of the conditions specified above in Paragraph 1, Letters a) to c) a total of 100,000 (in words: one hundred thousand) voting shares in CFC, so-called "Common Stock" (hereinafter referred to as "STOCK"). Of those 100,000 shares of STOCK, 55,532 shall be transferred directly to the PARTNERS, divided, as shown in Annex 3.2; the other 44,468 shall, as is also shown in Annex 3.2 and in accordance with Paragraph 3, be given to bank trust administration by the Deutsche Bank AG, Goppingen Branch Office. The PURCHASER is deemed to have satisfied its obligations in Clauses 1 and 2 when the Deutsche Bank AG, Goppingen Branch Office, receives the share certificates for the STOCK. The STOCK is not registered as per the 1933 Securities Act in its current version (the "Securities Act") and thus is subject to the limitations on sale set forth in Rule 144 of the Securities Act in its current version. The share certificates for the STOCK shall bear a legend indicating the restriction on disposal. The PURCHASER shall transfer to the SELLERS, in addition to the stock certificates, the documents required by the law of the United States of America to demonstrate the SELLERS' ownership to CFC, to all government agencies, to the Securities and Exchange Commission, to the stock exchanges and to every third party which intends to acquire the STOCK or rights to the STOCK or to a bank which deposits the STOCK in a custodianship account in favor of the SELLERS.


3. Of the 100,000 shares of STOCK owed in accordance with Paragraph 2, the PURCHASER is entitled to place in bank trust administration with the Deutsche Bank AG, Goppingen Branch office, 44,468 shares of STOCK (the "WITHHELD STOCK"). In accordance with the bank trust administration agreement to be concluded with the Deutsche Bank AG, access to the WITHHELD STOCK shall be possible only jointly by the CFC and the SELLERS; the SELLERS' entitlement to access may be exercised by each individual SELLER. CFC shall approve the release of the WITHHELD STOCK to the SELLERS following the expiry of one year following the COMPLETION DATE but deducting the number shares of WITHHELD STOCK corresponding to the amount of the claims - calculated in accordance with Section 8, Paragraph 5, penultimate clause - which the CFC or the PURCHASER has made good against the SELLERS due to infringement of the guarantees (Section 7 in conjunction with Section 8) (the "FROZEN STOCK"). If the CFC or the PURCHASER has made good such a claim within one year following the COMPLETION DATE, then CFC shall consent to the release of the FROZEN STOCK in each case to the extent - calculated as prescribed in Section 8, paragraph 5, penultimate clause - in which the SELLERS satisfy the claims made good as per Clause 3 or as soon as it is determined without further possibility of appeal or is acknowledged in writing by CFC that the claims made good by CFC or the PURCHASER in accordance with Clause 3 no longer exist.

4. The purchase price shall be reduced by that amount by which the COMPANY's bank liabilities at the present day exceed the value of DM 18,100,000 (in words: eighteen million one hundred thousand Deutschmark).

5. If Mr. Roger Hruby sells so many shares of CFC stock that his holdings in CFC fall below 35% (the "STOCK SALE"), then the PURCHASER shall ensure that the PARTNERS are granted entitlement to concurrent rights of sale at the same terms for that percentage of their stock in CFC which corresponds to the amount of CFC stock sold by Mr. Roger Hruby in the course of the STOCK SALE seen as a percentage of the total CFC stock held by Mr. Roger Hruby prior to the STOCK SALE.


                                    Section 4
            Exemption from joint liability for debts payable to banks

1. The COMPANY has on March 18, 1999, bank obligations listed in Annex 4.1 vis a vis the credit institutions named there.

2. The PURCHASER undertakes, subject to Paragraph 3, to discharge completely either itself and/or by way of a company associated with it the credit obligations as specified in Paragraph 1, up to a maximum amount of DM 18,100,000.00 (in words: eighteen million one hundred thousand Deutschmark) or to assume those obligations in such a way that the banks exempt the SELLERS from personal joint liability. To this end the PURCHASER shall submit to the SELLERS declarations made by the banks, with content in the spirit of the following:

                  "On behalf of the ........  Bank we declare that the .........
                  bank will lay no claim on the unlimited-liability partners Dr. Ernst Georg Oeser, Heinz-Jochen Oeser, Florian Oeser and Jochen Oeser as individuals bearing personal liability for credit obligations previously incurred, currently in existence or incurred in the future by the Oeserwerk Ernst Oeser & Sohne KG or its legal successor."

         The obligations from which the SELLERS are released by way of the above declarations shall amount to a maximum of DM 18,100,000.00, wherein the PURCHASER may select at its own discretion the obligations which it assumes and the amount to which it assumes the same if and to the extent that the total of the obligations exceeds DM 18.100,000.00.

3. The PURCHASER and the SELLERS will to the best of their power attempt to obtain the statement of exemption from liability as per Paragraph 2 also in regard of the COMPANY's obligations vis a vis the Deutsche Industrie-Kreditbank (the "IKB OBLIGATIONS"). The PURCHASER does, however, fulfill its obligations as per Paragraph 2 and in regard to the IKB OBLIGATIONS even now in that the PURCHASER declares herewith to hold the SELLERS free of any and all claims resulting from the IKB OBLIGATIONS and to reimburse to the SELLERS following the COMPLETION DATE payments made against the IKB OBLIGATIONS.


                                    Section 5
                    Exemption from liability by the PURCHASER


Over and above the credit obligations to be assumed pursuant to Section 4, Paragraph 2, the PURCHASER relieves the SELLERS of all debts and obligations which were incurred, now exist or shall be incurred in conjunction with the business operations, deriving from the business operations or as a consequence of the COMPANY's business operations and for which the SELLERS are liable in accordance with Section 128 of the Handelsgesetzbuch {German Commercial Code}. This does not apply to obligations (a) which derive from intentional, tort liability or (b) which would culminate in a claim by the PURCHASER or CFC against the SELLERS or which for other reasons based on this contract would not have to be assumed.


                                    Section 6
                               Company management

1. Mr. Florian Oeser has, prior to the conclusion of the present contract, concluded with the PURCHASER an employment contract as general manager, Mr. Jochen Oeser an employment contract as commercial affairs manager.

2. The SELLERS undertake to manage the COMPANY's business up to the COMPLETION DATE in close coordination with CFC and always within the framework of orderly business operations and to engage in transactions beyond the scope of ordinary business operations only with the prior, written consent of the PURCHASER or CFC.


                                    Section 7
                               SELLERS' warranties


The SELLERS warrant as follows, referenced to the COMPLETION DATE, wherein warranties which are given in regard to the COMPANIES are applicable to each individual COMPANY:


1. that the COMPANY is a limited-liability partnership properly instituted in accordance with the laws of the Federal Republic of Germany and now existing;

2. that all facts eligible for entry, shown in the extract from the Register of Companies enclosed as Annex 7.2, are reflected completely and truly, and in particular that no resolutions eligible for entry have been adopted which have not yet been entered in the Register of Companies;

3. that the limited partnership capital contributions have been paid in full and, subject to the withdrawal of the assets listed in Clause 2 of the Prefatory Notes, have not been refunded and that there exists no obligation for refunding and that they have been diminished in value due to losses as of December 31, 1998, to an extent which, in total, does not exceed the value specified in Section 1, Paragraph 5;2 the PURCHASER is aware that the COMPANY has registered further losses since December 31, 1998;


4. that the SHARES as described in Section 1 do exist, that they are the property of the PARTNERS as identified in Section 1, and that they are not encumbered by any entitlements of third parties, and in particular that

         a) no SHARE has been attached, pledged, assigned by way of security or for other reasons;

         b) there exist no options or other rights of third parties to the acquisition or encumbrance of any of the SHARES;

         c)       no SHARE is the subject of any trust;

         d) no SHARE or entitlement arising from a SHARE is the subject of usufructuary rights of third parties, sub-holdings, dormant partnerships or similar relationships or encumbrances under company law;

         e) the sale of the SHARES to the PURCHASER does not require any assents which have not yet been given;

         f) no insolvency proceedings have been applied for or opened in regard to the COMPANY's assets or the assets of one or more of the SELLERS and that there are no circumstance prevailing which could justify a challenge to the sale of the SHARES in accordance with bankruptcy laws or the provisions of the Contestation Act.

                  Excepted from Letters a), b), c) and d) are entitlements on the basis of which the SELLERS acquire the SHARES of their co-partners in accordance with Section 1, Paragraph 2, in order to then sell them to the PURCHASER;


5.       a)       that there are no holdings in the COMPANY  other than those depicted in Section 1, Paragraphs 1 and 2, and that with the exception of those listed in Annex 7.5a there exist no legal circumstances on the basis of which there exists any claim to participation in the COMPANY's turnover or profit;

         b) that the PARTNERS have no claims against the COMPANIES with the exception of the claims by Messrs. Jochen Oeser and Florian Oeser for remuneration through to the COMPLETION DATE as per the Articles of Association;

6. that the COMPANY has concluded neither affiliation agreements in the spirit of Section 291 ff. of the {German} Company Act nor joint venture agreements nor cooperation agreements and that the COMPANY - with the exception of providing security in the amount of DM 1,000,000 covering the obligations of Oeser France SARL vis a vis the Deutsche Bank AG and a letter of responsibility to the amount of ITL 500,000,000 vis a vis the Instituto Bancario, San Paolo di Torino, I-33710 Pordenone for Oeser Italia S.r.l. - bears no liability for obligations of any third party based upon letters of responsibility, sureties, guarantees, cumulative assumption of debts or similar legal basis with the exception of the sureties listed in Annex 7.6; that there exist no liabilities to the SUBSIDIARIES for obligations of any third party based upon letters of responsibility, sureties, guarantees, cumulative assumption of debts or similar legal basis;

7. that the extracts from the Land Register dated February 2, 1999, describe truly the ownership situation for and the actual encumbrances on the properties in Goppingen and Holzheim, that there exist no contractual encumbrances or limitations and that, with the exception of that in Annex 7.7b, there are no public zoning or building restrictions on the properties in Goppingen and Holzheim; that the properties used by the COMPANY at Rigistrasse 20 in Goppingen-Holzheim and at Heinrich-Landerer-Strassee 66 in Goppingen are owned by the COMPANY and are encumbered with mortgages totaling no more than DM 10,765,000 and that no encumbrance with further mortgages has been effected nor has such been registered at the Land Registry Office;

8. that the value of the real estate in Goppingen and Holzheim plus the value of the buildings erected subsequently as ascertained in the Expert Assessment prepared in about 1993 by the Assessors' Committee of the Town of Goppingen (the "ASSESSMENT") is at least DM 10,000,000.00 (in words: ten million Deutschmark) and to the best of the SELLERS' knowledge there exist no circumstances according to which the assumptions serving as the basis for the ASSESSMENT or the conclusions drawn therefrom are not valid. The SELLERS do not, however, undertake any guarantee that the price of DM 10,000,000.00 could currently be realized on the market;


9.       Proprietary rights:


         a) that to the best of the SELLERS' knowledge, without having conducted further research, Annex 7 reflects completely and correctly the patents, utility models, design patterns, trademarks, copyrights and other industrial proprietary rights used, required, invented or registered in or for the business operations for world-wide, unlimited manufacture and distribution of the COMPANY's products;

         b) that the COMPANY, with the exception of the license agreements cited at Paragraph 10, is the unrestricted owner of the patents, utility models, design patterns, trademarks, copyrights and other industrial proprietary rights cited in Annex 7; that to the best of the SELLERS' knowledge these rights are free of any third-party entitlements, that they do not violate any rights of third parties and are not in danger of being cancelled or declared null and void; that in regard to the above-mentioned industrial proprietary rights all fees which are due have been paid and that to the best of the SELLERS' knowledge all other activities required to keep these rights in force have been effected in due time;

         c) that to the best of the SELLERS' knowledge the operation of the COMPANIES' business activities does not violate any industrial proprietary rights of third parties;

         d) that to the best of the SELLERS' knowledge, without having conducted further research, there exist no restrictions in regard to the COMPANIES' using the names "Oeser" or "Oeserwerk";


10.      Licenses:


         a) that Annex 7 contains a true and complete list of all license agreements, with the exception of software license agreements in normal business operations, which have been concluded by the COMPANIES;

         b) that there are no fees exceeding DM 10,000 which are to be paid annually to any third party for patents, utility models, design patterns, trademarks, copyrights, software or other industrial proprietary rights which are employed in the COMPANIES' business operations if such license fees were not cited among the license agreements listed in Annex 7 and that the use of the industrial proprietary rights cited in the foregoing clause is not limited by any rights of third parties;

 11. that except for the withdrawal of the assets listed in Clause 2 of the Prefatory Notes the PARTNERS have not made any withdrawals since
         December 31, 1998, and that none of the COMPANIES' liabilities vis a vis the PARTNERS, and in particular those arising from PARTNERS' loans, has been repaid;


 12.     Annual financial statements:


         a) that the preliminary, consolidated annual financial statements as of December 31, 1998 (the "ANNUAL FINANCIAL STATEMENTS") enclosed as Annex 7.12 provide a picture of the assets, financial and revenue situation of the COMPANY and the enterprises affiliated with it corresponding to the actual circumstances; that the ANNUAL FINANCIAL STATEMENTS depict correctly and completely all the COMPANY's existing or conditional assets and liabilities (the cash values are reported in regard to the liabilities) and that the ANNUAL FINANCIAL STATEMENTS have been prepared consistently in compliance with generally recognized bookkeeping and balance sheet rules;

         b)       that up to the  present  date  and up to the  cut-off  date no significant or unfavorable changes have taken place in comparison with the ANNUAL FINANCIAL STATEMENTS and that no changes have taken place outside ordinary business operations in regard to the COMPANY's assets and liabilities; significant changes in the spirit of the present Letter b) are such which would result in deviations of at least DM 500,000 from the ANNUAL FINANCIAL STATEMENTS;


13.      Assets:

         a) that the COMPANIES' real property including buildings, the movable assets and store are in good condition, taking into account normal depreciation, corresponding to orderly business operations; the PURCHASER is aware that repairs as described in Annex 7.13a are required.

         b) that the COMPANIES' real property, the movable assets and inventory of goods and in particular the assets reported in the ANNUAL FINANCIAL STATEMENTS - with the exception of assets sold in the course of ordinary business activity are - aside from the retention of ownership of movable assets arising in ordinary business activities, legal rights to attach, encumbrances entered in the Land Register including the extension to include movable assets as per Section 1120 of the Civil Codes and the other rights listed in Annex 7.13b - the unconditional property of the COMPANY, subject to the transfer mentioned in Paragraph 3 of the Prefatory Notes, and are not encumbered by entitlements of third parties or otherwise;

14.               a)     aa)  that  there  do not  emanate  from  the  real
                              property belonging to the COMPANY or from the real property used by the COMPANY in the past
                              (the "REAL PROPERTY") any contaminations of the soil, groundwater or other goods of considerable value or that such are inflicted on neighboring properties ("ENVIRONMENTAL CONTAMINATIONS");

                         bb) that the operation of the COMPANY's enterprises has in the past complied with all applicable
                              public regulations   and  in   particular   legal
                              or other environmental rules imposed by government offices and currently complies with the same unless the con-compliance is not substantial and without significant effects on the enterprise's operations or financial situation;


                  The SELLERS are also liable in accordance with Letters aa) and
                  bb) for all expenditures which are necessary or indicated as per current or future statutes in order to carry out activities for recognizing hazards, limiting hazards or rehabilitation in so far as such activities are required or indicated in order to eliminate the ENVIRONMENTAL CONTAMINATIONS and in that way to ensure that no hazards, considerable disadvantages or considerable nuisances for significant protected goods, in particular those of individuals or the public, arise or persist ("ENVIRONMENTAL EXPENDITURES"); the SELLERS relieve the PURCHASER of all claims by third parties and of claims by the responsible authorities which are referenced to ENVIRONMENTAL EXPENDITURES.


         b) that, with the exception of product numbers 609HK and 609WH, which are kept on hand for application to plastic materials, the COMPANY produces no products and, with the exception of those listed in Annex 7.14b, has in its inventories no products which contain heavy metals; that the products in the COMPANY's inventories which contain heavy metals have a book value of less than DM 100,000 at the present day;


         c) CFC undertakes to submit a copy of the environmental survey by the ERM Lahmeyer to the seller Dr. Ernst Georg Oeser.

15       Litigation and safeguard of rights:

         that with the exception of those cited in Annex 7 no litigation or administrative procedures with a litigation value of at least DM 25,000 are pending or, to the best of the SELLERS' knowledge, are threatening in which the COMPANIES are involved our could become involved and that there exist no judgments or decrees which prohibit or limit the COMPANIES' undertaking certain actions;

16.      Significant contracts:

         that with the exception of the contracts and obligations listed in the annexes cited below there exist for the COMPANY no contracts or obligations of the types cited below which have significant impact upon its financial and business situation and that, except in the course of normal business operations, the contracts cited shall continue in force unamended and that there are no prevailing circumstances, including any which might arise as a consequence of concluding or carrying out the present contract, which could influence or endanger the unchanged continuation of these rights and contracts:

         a) contracts of employment with the COMPANY's legal representatives and executives, and retirement pension and benefits packages or agreements for legal representatives and executives; the contracts currently in force are listed in Annex 7; the COMPANY may down to the present day remit to the sellers Dr. Ernst Georg Oeser and Mr. Heinz-Jochen Oeser and to Ms. Ingeborg Oeser the pensions provided for in the COMPANY's Articles of Association;

         b) other employment contracts that provide for annual remuneration of more than DM 100,000.00 or rulings in regard to bonuses, royalties, retirement or early retirement arrangements or that contain agreements which provide for more than one year's advance notification of termination; the contracts currently in force are listed in Annex 7;

         c)       contracts   with  all  types  of   consultants   with   annual
                  remuneration of at least DM 25,000 in the individual instance; the contracts currently in force are listed in Annex 7;

         d) license agreements and other contracts regarding industrial proprietary rights; the contracts currently in force are listed in Annex 7;

         e) contracts with customers or suppliers with a value exceeding DM 100,000.00 per year as well as contracts which provide for discounts, deductions, bonuses or pre-payments not in accordance with standard business practices or which are calculated below cost; the contracts currently in force are listed in Annex 7;

         f) rental and leasing agreements, with the exception of standard leasing and rental agreements for office machines and equipment; the contracts currently in force are listed in Annex 7;

         g) loans, credit lines, suretyships and furnishing security of any kind, either granted or taken, with the exception of normal performance bonds and loans to employees which in each case do not exceed two months' salary; the contracts currently in force are listed in Annex 7;

         h) contracts with sales representatives, trade representatives and franchised dealers; the contracts currently in force are listed in Annex 7;

         i) insurance policies, with the exception of insurance for company vehicles and insurance covering hazards in low-voltage power circuits; the contracts currently in force are listed in Annex 7;

         j) agreements limiting competition, which exclude or restrict the COMPANY's right to trade freely in certain products in certain territories; the contracts currently in force are listed in Annex 7;

         k) contracts with or other rights and obligations vis a vis the SELLERS or any of their relatives in the meaning of Section 15 of the Tax Code or vis a vis other companies in which one or more of the SELLERS or their relatives in the meaning of
                  Section 15 of the Tax Code has holdings of at least 5%; the contracts currently in force are listed in Annex 7;

         l)       contracts  or  obligations  out of  which  there  could  arise obligations which in the individual case or cumulatively amount to a total of more than DM 100,000.00 per year or which provide for performance beyond December 31, 1999; the contracts currently in force are listed in Annex 7;

         m) company agreements and agreements with labor unions, with the exception of industrial or nationwide collective bargaining agreements; the contracts currently in force are listed in Annex 7;


17.      Fulfilling contracts:

         a) that the COMPANY has by the COMPLETION DATE fulfilled all the contracts mentioned above and/or has done everything necessary to satisfy all the obligations arising from these contracts when they become due, provided that the damages arising from the violation of this sub-paragraph, Letter a), exceeds DM 500 in the individual case;

         b) that none of the above-mentioned contracts can be terminated or amended on the basis of the change in the COMPANY's ownership;

         c) that the SELLERS are also not aware that any third party will modify any of the above-mentioned contracts or obligations arising from such contracts on the basis of the transactions provided for in the present contract;

         d) that the prices quoted in all the contracts, bids, orders and proposals which are in effect or pending at the COMPLETION DATE and affect the sales of the COMPANY's products were calculated in accordance with the COMPANY's previous practice in regard to returns and profit margins;


18. Product liability and guarantee claims:

         a) that the products delivered by the COMPANIES are to the best of the SELLERS' knowledge in compliance with all regulations under public and private law - subject to the following special stipulation in regard to warranty claims, and in particular that all products and services were sold subject to standard guarantee terms and that there exist no guarantee entitlements which could result in claims against the COMPANIES to a value of more than DM 25,000.00 per customer;

         b) that the COMPANIES have not to the present date delivered or manufactured any goods or products from which product liability claims could be derived and for the satisfaction of which the COMPANIES - with the exception of the excess provided for in the insurance contracts - could not be fully reimbursed by insurance;

19. that the COMPANIES possess all government concessions, permits and licenses necessary to conduct business activities and that according to the best of the SELLERS' knowledge no revocation, no additional requirements or limitations of these concessions, permits and licenses are threatening; all these concessions, permits and licenses, with the exception of building permits, are listed in Annex 7;

20. that the COMPANIES have paid all taxes, social security contributions and other public levies associated with the time period through to December 31, 1998, or have formed appropriate accruals in the ANNUAL FINANCIAL STATEMENTS and, further, that all taxes, social security contributions and other public levies which affect the period from December 31, 1998, to the COMPLETION DATE have been paid in so far as they were payable prior to the COMPLETION DATE; that the COMPANIES had submitted all the required tax returns to the responsible tax authorities prior to the COMPLETION DATE; that the COMPANIES, on the COMPLETION DATE, were not in arrears in payments of taxes, levies or social security contributions which are due; that the COMPANY has been audited by the responsible internal revenue office in regard to income, turnover and capital taxes through to and including the business year ending on December 31, 1993;

21. that the COMPANIES are the policyholders for valid insurance policies in force against fire, theft and other operational risks and in particular in regard to product liability and other liability as well as interruptions in operations, in each case with appropriate coverage and terms, at least through June 30, 1999; a list of these insurance policies (including the insured risk, policy number, insurance company, annual premiums and terms) - with the exception of insurance for company vehicles and covering hazards in low-voltage power circuits - is contained in Annex 7;

22. that all obligations vis a vis employees, regardless of whether they are due to statutes, contracts or operational practice, to pay and perform regular or extraordinary remuneration, compensation, anniversary awards or retirement payments or other payments which are not a part of the salaries of employees in the business operations and which are associated economically with the period prior to February 28, 1999, have been fulfilled by the COMPANIES and/or sufficient accruals have been formed in the ANNUAL FINANCIAL STATEMENTS to cover the cash value of these obligations in full; that, where nothing to the contrary is listed in Annex 7, that the COMPANIES have, since January 1, 1998, not been the subject of strikes, work stoppages or interruptions or industrial unrest among employees;

23. that, where nothing to the contrary is listed in Annex 7, and according to the best of the SELLERS' knowledge, no regular customer or supplier with whom the COMPANIES transacted purchases or sales of more than DM 100,000.00 in the business year most recently ended intends to terminate business relationships with the COMPANIES as a consequence of the transactions provided for in the present contract;

24. that, in so far as nothing to the contrary is specified in Annex 7.24, and since December 31, 1998,

         a) the COMPANIES' business has been continued within the framework of ordinary business operations;

         b) none of the COMPANIES' material contracts has been modified or terminated;

         c)       with the exception of normal salary increases,  the COMPANIES'
                  remunerations  to  its  legal   representatives,   executives,
                  employees, agents or consultants have not been increased;

         d) no pensions, bonuses, profit-sharing schemes or other remunerations for the COMPANIES' legal representatives, executives or employees have been introduced, nor have existing obligations of this type been increased;

         e) the COMPANIES have not taken on any significant obligations or sold or caused to be encumbered major assets except within the framework of normal business activities;

         f) there has been no significant deterioration in the business profit, the financial situation, the assets, the liabilities or the COMPANIES' equity capital;

         g) there have been no damages or losses, regardless of whether or not covered by insurance, which result in damages or losses exceeding DM 50,000 for the COMPANIES, in so far as they are not listed in Annex 7;

         h) there are no circumstances of any other kind, emanating from the operations, which could have a significant, negative impact on the COMPANIES; and

         i) aside from obligations devolving to the COMPANY on the basis of the Articles of Incorporation, no payments have been made to the SELLERS and no distribution of dividends has been undertaken.

         The SELLERS do not offer any guarantee as to the profitability of the COMPANIES.

25. that the disposal of the SHARES does not require the consent on the part of the spouse of any one or more SELLERS in accordance with
         Section 1365 of the Civil Code or that such consent has been given;

26.      a)       that the COMPANY is the owner of all shares in the
                  SUBSIDIARIES;

         b) that the SUBSIDIARIES have been properly established in accordance with the laws of their particular domiciles and that they are existing companies;

         c) that the contributions to capital have been paid in full and have not been returned and that there is no obligation to repay;

         d)       that  the  partnership  shares  in the  SUBSIDIARIES  are  not
                  encumbered   with  any  rights  of  third   parties   and,  in
                  particular,

                  aa) no shares have been attached, pledged or assigned as security or for other reasons;

                  bb) there exist no options or other rights of third parties to acquire or encumber shares in the SUBSIDIARIES;

                  cc) no share in the SUBSIDIARIES is the subject of any trust arrangement or and there exist no usufructuary rights of third parties, sub-holdings, dormant partnerships or other corporate relationships nor encumbrances;

                  dd) no insolvency or similar proceedings to realize all or part of the assets of any of the SUBSIDIARIES have been applied for or instituted;

         e) That there exist no legal circumstances on the basis of which any third party holds any claim to participation in the turnover, with the exception of annual turnover bonuses, or in the profits of any of the SUBSIDIARIES to a total of more than DM 25,000;

27. that the SELLERS have given to the PURCHASER true, correct and complete information on all circumstances known to them or to the best of their knowledge recognizable to them which could have a significant impact on the COMPANY's economic situation or the business operations. The circumstance that the PURCHASER and its consultant have had access to business records and an opportunity to conduct a survey of the COMPANY's business transactions does not affect the undertakings and guarantees. Guarantee claims are, however, excluded in so far as the material circumstances relevant to the evaluation and their business consequences were known to the PURCHASER; otherwise, Sections 439, 460 and 464 of the Civil Code are not applicable. The PURCHASER is assumed to have the knowledge held by Messrs. Dennis Lakomy and Roger Hruby as well as by the PURCHASER's advisors from the Doser Amereller Noack / Baker & McKenzie law offices and by PricewaterhouseCoopers GmbH chartered accountants. In regard to facts with environmental relevance and their economic consequences, the PURCHASER is assumed to have available only the knowledge of the ERM Lahmeyer GmbH International. The SELLERS bear the burden of proof for the exclusion of the warranty entitlements in accordance with this paragraph. Sections 377 and 378 of the Commercial Code are not applicable.

28. In so far as knowledge is key as regards the undertakings and guarantees in accordance with the present Section 7, the SELLERS are assumed to have the current knowledge at the disposal of the legal representatives and COMPANY's employee Mr. Hans-Peter Post as well as a knowledge of all circumstances of which Mr. Post should have been aware.

29. In evaluating the culpability of the SELLERS in accordance with this contract, the due care of an ordinary businessman (Section 43, Paragraph 1 of the GmbHG [Limited Liability Companies Act]) shall be taken as the standard. "Best knowledge" in the spirit of this contract means active knowledge or culpable lack of knowledge.


                                    Section 8
                     Infringement of the SELLERS' guarantees

1. If a guarantee is incorrect or incomplete, then the PURCHASER grants the SELLERS a period of 30 days in which to rectify the infringement.

2. The PURCHASER is entitles to withdraw from this contract without prejudice to its entitlement instead to demand indemnification for damages in accordance with Paragraph 5:

         a) If one of the guarantees as per Section 7, Paragraphs 1 through 5, is false and the SELLERS fail to eliminate these rights of third parties within a reasonable period of time as specified by the PURCHASER or

         b)       In case of a deliberate deception perpetrated by the SELLERS.

3. If the conditions stated in Paragraph 2 are present, then the PURCHASER may declare withdrawal by registered mail with advice of delivery provided that it had previously and also by registered mail with advice of delivery unsuccessfully demanded that the SELLERS within two months of the receipt of the demand put the COMPANY in the situation in which it would have been if the guarantees had been correct.

4. In the event of withdrawal, CFC shall transfer back to the SELLERS all the SHARES, free of limitations on resale and any rights of third parties unless such limitations on resale or rights of third parties were already in force when the SHARES were transferred to the PURCHASER. The PURCHASER may, instead of withdrawing from the contract, demand a reduction in the purchase price.

5. If one of the guarantees in Section 7 is violated, then the PURCHASER may reduce the purchase price or demand from the SELLERS as joint debtors indemnification for the damages and, if the PURCHASER has suffered damages over and above this, then demand indemnification for these damages as well. The PURCHASER can demand reimbursement for the damages suffered by CFC EUROPE due to violation of the guarantees in reference to the Oeser France SARL. It is, however, possible to claim a reduction or indemnification for damages only if the damages resulting from the violation of the guarantees exceeds DM 75,000.00. Indemnification for damages shall be rendered in cash up to an amount of DM 6,000,000.00. Any amount of damages beyond this can be paid by re-assignment of the shares of STOCK; here the closing quotation on the final day of trading before that day on which the written notification of the claim for indemnification of damages by the PURCHASER is received by the SELLERS shall be used in calculating the claim for damages satisfied by the transfer of the shares. Any damages going beyond this need not be compensated for by the SELLERS.

6. With the exception of claims to indemnification for damages resulting from legal deficiencies (Section 7, Paragraphs 1 through 5) and with the exception of claims to compensation for damages and/or reimbursement for tax and social security levies (Section 7, Paragraph
         20), claims in accordance with this present Section 8 lapse 24 months after the COMPLETION DATE. Claims in accordance with the present
         Section 8 to compensation for damages due to legal deficiencies (Section 7, Paragraphs 1 through 5) lapse ten years after the COMPLETION DATE.

         Claims resulting from a violation of undertakings and guarantees in regard to tax and social security liabilities (Section 7, Paragraph 22) lapse within six months following the date upon which the assessment note issued by the social security or tax authority becomes final and/or unappealable.

         The periods of limitation as prescribed in the present Paragraph 6 shall be suspended as soon as the PURCHASER notifies the SELLERS by registered mail with advice of delivery of the violation of the guarantee.

7. The foregoing guarantee regulations are final. The PURCHASER may, if nothing to the contrary is expressly specified in this contract, lodge no further claims against the SELLERS, regardless of the legal justification, which arise from the infringement of contractual, pre-contractual or legal obligations unless the SELLERS acted with intent.

8. If, following the COMPLETION DATE, an external tax audit of the COMPANIES is conducted, affecting the period of time through to the COMPLETION DATE, then the SELLERS shall be given the opportunity to participate in the audit and, in particular, in the final consultations by way of an agent pledged to maintain professional confidentiality. The SELLERS shall at their request and at their expense be provided with all information necessary to protect their interests. Over and above this the SELLERS may at their own expense demand that the company affected by the relevant tax assessment file appeal. Proceedings shall then be pursued by the SELLERS, at their own expense.


                                    Section 9
                           Guarantees by the PURCHASER

1.       The PURCHASER guarantees:

         a) that CFC is a properly established and existing joint stock company in accordance with the laws of the State of Delaware ;

         b) that any contribution of capital to be paid on the STOCK has been paid in full and has not been returned and that there exist no obligations on the part of the shareholders to remit payments or ancillary payments;

         c) that the shares of STOCK do exist and are not encumbered with any rights of third parties, and in particular that

                  aa) no STOCK has been attached, pledged or assigned as security or for other reasons;

                  bb) there exist no options or other rights of third parties to acquisition or encumbrance of the STOCK;

                  cc) no STOCK is the subject of any trust relationship with the exception of the bank trust administration at the Deutsche Bank AG, Goppingen Branch Office;

                  dd) no STOCK or entitlement arising from STOCK is the subject of usufructuary rights of third parties, sub-holdings, dormant partnerships or similar relationships or encumbrances under company law;


         d) that the sale of the STOCK is subject to no restrictions beyond those listed in Section 3, Paragraph 2;

         f)3 that no bankruptcy proceedings have been opened in regard to the PURCHASER's assets and that there exist no circumstances which could justify contesting the transfer of the shares of STOCK in accordance with bankruptcy regulations, regulations contained in legislation governing contestation or other regulations;

         g) that according to the best of the PURCHASER's and CFC's knowledge there exist no significant circumstances emanating from the CFC operations which could lead to the assumption that today's stock exchange quotation for the STOCK will decline significantly and in particular that at present no issue of additional blocks of STOCK which could dilute the value of the STOCK is planned. In particular the PURCHASER is not liable for changes in stock market quotations due to macroeconomic or monetary influences, due to a general stock market trend or due to a deterioration of the market situation for the PURCHASER's or CFC's products as well as due to the introduction of a stock option plan.


                                   Section 10
                    Violation of guarantees by the PURCHASER

1. If a guarantee is incorrect or incomplete, then the SELLERS grant to the PURCHASER a reasonable period of time to rectify the violation.

2. The SELLERS and the PARTNERS are entitled to transfer the shares of STOCK back to the PURCHASER concurrently upon payment of an additional price of DM 12.50 (in words: twelve Deutschmark and fifty Pfennig) per share of stock if one of the guarantees as per Section 9 is incorrect and the violation is not rectified in accordance with Paragraph 1.

3. If the conditions described at Paragraph 2 are satisfied, then the SELLERS can demand, by registered mail with advice of delivery, payment of the additional purchase price. The additional purchase price is due one week following receipt of the registered mail with advice of delivery if the SELLERS proffer the return of the STOCK. Otherwise,
         Section 3, Paragraph 1, final clause and penultimate clause applies mutatis mutandis.

4. Paragraph 7 applies mutatis mutandis. The guarantee period for claims in accordance with the present Section 10 is 24 months after the COMPLETION DATE.


                                   Section 10a
                       Interim financial statements, taxes

1. There exists agreement between the parties to this contract that consolidated interim financial statements for the COMPANY, at today's date, shall be prepared immediately and at the COMPANY's expense, following the standard principles for bookkeeping and for the drawing up of accounts and ensuring balance sheet continuity, and requiring written approval by CFC and the SELLERS.

2. All taxes which fall due as a result of the COMPANY's business operations and which are to be allocated to the period of time down to the present date shall be borne by the SELLERS; taxes which are to be allocated to later periods shall be borne by the PURCHASER.

3. The SELLERS undertake to submit to the tax offices responsible in each case tax returns for the period down to the COMPLETION DATE only after they have been examined by a tax accountant commissioned by CFC.


                                   Section 11
                             Joint liability of CFC

CFC assumes joint and several co-liability for all the PURCHASER's obligations arising from this contract or which are in conjunction with the conclusion or execution of this contract.


                                   Section 12
                        Continued use of the name "Oeser"

The SELLERS grant to the PURCHASER herewith the unrestricted, irrevocable and perpetual right to continue to use the name "Oeser" and the designation "Oeserwerk" for any and all operational purposes, to include use in the company name and/or logo of the company, as well as to designate products.


                                   Section 13
                               Right to withdrawal

1. The PURCHASER is entitled to withdraw from this contract if it has itself observed the contract and if the conditions as per Section 2, Paragraph 2, Letter d) have not been fulfilled by April 15, 1999, at the latest.

2. The SELLERS are entitled to withdraw from this contract if they have themselves observed the contract and if all conditions as per Section 2, Paragraph 2, Letters )4 to c), have not been satisfied by April 15, 1999.

3.       The  entitlement  of a party  to this  contract  to  withdraw  from the
         contract   lapses  as  soon  as  the  condition   which  justifies  the
         entitlement to withdraw occurs.


                                   Section 14
                           Prohibition of competition

1. Sellers Dr. Ernst Georg Oeser and Mr. Heinz-Jochen Oeser pledge that they and the companies associated with them will not, within three years from the present date, enter into competition, either direct or indirect, with the COMPANY and will not either directly or indirectly - found or participate in, provide advice to and/or provide support in any other fashion to a company which is in competition with the COMPANY's current business operations. This prohibition of competition is limited geographically to the COMPANIES' current territory for its business activities. Excepted from this are the holdings of sellers Dr. Ernst Georg Oeser and Mr. Heinz-Jochen Oeser in companies traded on the stock market in so far as the holdings do not exceed 2% of the capital stock of that listed company and holdings in CFC.

2. If Dr. Ernst Georg Oeser or Mr. Heinz-Jochen Oeser violate the foregoing prohibition of competition, then a contractual penalty in the sum of DM 50,000.00 shall be paid for each instance of contravention. In the event of ongoing infringement of the foregoing prohibition of competition, each month or fraction thereof in which the infringement incurs shall be deemed a separate instance of contravention. The enforcement of claims for compensation of damages arising from the violation of the contract or of the claim to fulfillment is not affected hereby.

                                   Section 15
                                   Final terms

1. Annexes 2.4 through 7.4 to this contract are essential components in the contract.

2.       This contract is subject to German law.

3. All additions or amendments to this contract shall be valid only if made in writing in so far as no other special form is required. This also applies to the revocation of this written-form clause.

4. The costs for any notarization and registration for the execution of this contract shall be borne by the PURCHASER. The SELLERS shall bear the costs incurred due to the payment of the purchase price through a notarial trust account. Otherwise the parties to the contract shall themselves bear the costs which they incur. The COMPANY shall bear no costs which would not have been incurred during the course of normal business; the COMPANY shall in particular bear no costs which it would not have also occurred without the preparation, the conclusion and the conduct of this contract or a sales contract with another purchaser.

5. All declarations and notifications pursuant to this contract shall be directed to the following addresses if the contract party affected has not reported a new address by way of registered mail with advice of delivery:

         a) For the SELLERS, with effect for all SELLERS, who herewith grant in this respect authorization for receipt to Mr. Florian Oeser:

                  Florian Oeser
                  Oeserwerk Ernst Oeser & Sohne KG
                  Rigistrasse 20
                  73037 Goppingen

         b) For the PURCHASER and CFC:

                  CFC International Ltd.
                  Roger F. Hruby, CEO
                  500 State High Street
                  Chicago Heights, IL 60411
                  USA

6. The place of performance and court of venue for all disputes is Goppingen.

7. This contract supersedes all written and oral declarations given by the parties to the contract in conjunction with the contract negotiations.

8. Should individual provisions of this contract be or become ineffective, either in whole or in part, or should there be a gap in the contract, then the validity of the remaining provisions shall not be affected. An appropriate provision shall take the place of the ineffective provision or to cover the gap which, in so far as this is legally possible, is as close as possible to that which the parties to this contract desired or which in accordance with the spirit and purpose of this contract would have desired had they taken the point into account.

Stuttgart, March 19, 1999


-------------------------------                  -------------------------------
- Dr. Ernst Georg Oeser -                          - Heinz-Jochen Oeser -


-------------------------------                  -------------------------------
- Florian Oeser -                                 - Jochen Oeser -


-------------------------------                  -------------------------------
- SESVENNA 20.                                   - CFC International Inc.,
  Vermogensverwaltungs GmbH,                       represented by Roger F. Hruby
  Munich,                                          and Dennis W. Lakomy -
  represented by Roger F. Hruby -


--------
1    Later references are to the "SESVENNA 20. Vermogensverwaltungs GmbH".
2 The paragraph number is not clearly indicated in the German version provided to the translator.
3 There is no subparagraph "e)" present in the German version provided to the translator.
4    No letter is  specified  in the German  version provided to the translator.